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                                                                   EXHIBIT 10.10

                                AMENDMENT NO.1 TO
                            VENDOR PROGRAM AGREEMENT
                                     (EXCEL)

     This AMENDMENT NO. 1 ("Amendment") TO VENDOR PROGRAM AGREEMENT dated as of March 30, 1999 is entered into as of July 9, 1999 between NATIONSCREDIT COMMERCIAL CORPORATION ("NCC"), a Delaware corporation with its principal office at 1355 Windward Concourse, Alpharetta, Georgia 30005, and EXCEL SWITCHING CORPORATION ("Client"), a Delaware corporation, with its principal office at 255 Independence Drive, Hyannis, Massachusetts 03601.

                                    RECITALS

A. Client and NCC executed and delivered a certain Vendor Program Agreement dated as of March ___, 1999 hereinafter referred to as the "Program Agreement", which provides for the financing by NCC of certain Contracts, Equipment and Payments upon the terms and conditions contained therein.

B. Client has requested that NCC amend the Program Agreement to clarify certain sections of the Program Agreement dealing with loss pools, repurchase of equipment and remarketing].

C. Client and NCC each desire to amend the Program Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

                             ARTICLE 1 - AMENDMENTS

The Program Agreement is hereby amended as follows:

1.1 Add a new definition to the Definitions Section of the Program Agreement as follows:

          "FULL RECOURSE CONTRACT" has the meaning set forth in Section 8(e).

1.2 Section 8 of the Program Agreement is hereby amended and restated to read in full as follows:

          8.  ULTIMATE NET.  LOSS LIMIT; FULL RECOURSE CONTRACTS.
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     (a) The aggregate Net Loss incurred by Client pursuant to Section 7 with respect to Contracts funded by NCC on any date of calculation shall not exceed an amount ("Ultimate Net Loss Limit") equal to the greater of (A) $1,000,000 or
(B) 20% of the aggregate outstanding Net Book Value of all other Contracts funded by NCC through such date, excluding from such calculations, however, any Contracts designated as Full Recourse Contras as defined in Section 8(e) below.

     (b) As used herein, "NET LOSS" means, with respect to any Contract, the sum of (i) all payments made by Client to NCC to repurchase such Contract, plus (ii) any cure payments made by Client to NCC with respect to such Contract, minus
(iii) the total amount realized by Client (net of reasonable expenses) upon the liquidation or disposition of such Contract and the related Equipment, including recoveries from any Customer and from the sale, lease or other disposition of the Equipment. In computing Net Loss, amounts paid by Client with respect to a Contract may only be included if Client shall have Remarketed the related Equipment within 180 days following the date on which NCC requested repurchase of the Contract.

     (c) Client shall keep records with respect to each Contract that it repurchases from NCC, showing amounts paid by Client to NCC with respect to such Contract, amounts realized by it from the liquidation of Equipment, amounts otherwise recovered and costs of recovery. Upon request, Client will furnish a written report to NCC, within 10 days after the request, showing such amounts for any or all Contracts. NCC shall be entitled, on reasonable notice and at reasonable times, to audit such records of Client.

     (d) Client may not, without the prior written consent of NCC (which shall not be unreasonably withheld and subject to Section 10(e) hereof), sell any Equipment for a price less than the Net Book Value of such Contract, or compromise or settle the amount owing on any repurchased Contract for an amount less than the Net Book Value thereof.

     (e) Certain Contracts proposed for funding under this Agreement which do not meet NCC's credit criteria may nevertheless be approved by NCC if so requested by Client in an Application, and if so designated by NCC in its sole discretion in its approval of the Application, with full recourse to Client ("Full Recourse Contracts"); provided that the total aggregate Funded Amount for all Full Recourse Contracts outstanding at any one time shall not exceed $___________. NCC and Client agree that NCC will periodically review this amount and that NCC may change such limit effective upon notice to Client. If a Full Recourse Contract sustains any default or event of default, Client agrees to pay NCC its Net Book Value applicable to such Contract within 10 Business Days after NCC makes demand therefor.

1.2 Section 9 of the Program Agreement is hereby amended and restated to read in full as follows:

     (c) If (i) Client breaches any representation, warranty or covenant or fails to perform its obligations in this Agreement, or any related instrument or agreement, (ii) any Customer returns or fails to accept any Equipment for any reason, (iii) any Customer fails to make its first rental payment following NCC's funding of a Contract, or (iv) any
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Customer fails to make payments under any Contract alleging action or inaction
(including breach of any agreement or warranty) on the part of Client, then NCC may require that Client repurchase the affected Contract(s) and NCC's rights respecting the applicable Equipment for the Net Book Value thereof; PROVIDED THAT if a Customer claims a breach of warranty by Client, Client will notify NCC of such claim, Client and NCC will investigate such claim for a period not to exceed 90 days to determine whether in fact a breach of warranty has occurred and NCC will not make a demand for repurchase on such grounds until the earlier of the expiration of the 90-day period or the date on which the investigation is completed and determines that such claim is justified. Subject to the proviso in the previous sentence, any repurchase under this shall occur within 10 Business Days after NCC makes demand therefor.

1.3 Section 10(a) of the Program Agreement is hereby amended and restated to read in full as follows:

     (a) Client will, at the request of NCC, assist NCC in Remarketing any Equipment returned to or repossessed by NCC, whether due to expiration of a Lease, default under a Contract, early or scheduled termination of a Lease, voluntary return of Equipment, or otherwise (such Equipment being "OFF-LEASE"). Remarketing shall be performed as provided below. Client shall not discriminate against (but shall not be required to give priority to) Equipment being Remarketed hereunder in favor or to the detriment of any other used equipment owned, managed, sold or remarketed by Client.

1.4 Section 10(e) of the Program Agreement is hereby amended and restated to read in full as follows:

     (e) In establishing rental or sales rates for the Remarketing of any Equipment, Client shall apply rates that, in its best commercial judgment, are the most favorable rates obtainable for equipment of such types. Client shall not offer credits or discounts without NCC's prior approval. Client will promptly identify to NCC any prospective lessees or purchasers of any Equipment, and will promptly transmit any proposed lease, renewal, extension or sales contract relating to Equipment and any related materials. Client shall use its best efforts to provide NCC with such credit information as NCC may request with respect to any prospective lessee or purchaser, but it is understood that such information is provided without warranty by Client as to accuracy or completeness. NCC may approve the Customer, price, terms and conditions of any Remarketing transaction in NCC's sole discretion, and Client will not consummate any transaction unless it is approved; PROVIDED THAT after Client has presented and NCC has rejected two bona fide offers to purchase particular Equipment, NCC may not thereafter unreasonably withhold its approval of any subsequent bona fide offers to purchase such Equipment. "Bona fide offer" as used in this subsection (e) means any offer in writing from a third party unaffiliated with Client consistent with past sales of like kind equipment, if any. If NCC approves of a transaction it will notify Client in writing of the approval. NCC's failure to notify Client of approval within five Business Days after receipt of complete credit and other information will constitute rejection. NCC will, concurrently, use its reasonable efforts to remarket any Off-Lease Equipment.
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                   ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1 Client and NCC each hereby represent and warrant to one another that the execution and delivery of this Amendment and compliance by Client and NCC, respectively, with all of the provisions of this Amendment (a) are within the powers and purposes of such corporation; (b) have been duly authorized or approved by such corporation; and (c) when executed and delivered by or on behalf of Client and NCC, respectively, will constitute valid and binding obligations of each, enforceable in accordance with its terms. Client and NCC each reaffirms all of its obligations under the Program Agreement, amended to date and by this Amendment.

                         ARTICLE 3 - GENERAL PROVISIONS

     3.1 Except as specifically modified by this Amendment, all terms and provisions of the Program Agreement shall remain unmodified and in full force and effect. Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Program Agreement, as modified hereby, or alter, waive, annul, vary, affect, or impair any provision, condition, or covenant therein or any rights, power, or remedy granted therein.

     3.2 Each party hereto has cooperated in the drafting and preparation of this Amendment, and, as a result, this Amendment shall not be construed against any party. This Amendment may be amended or modified only by a written agreement signed by the parties hereto. This Amendment may be executed in counterparts.

     3.3 Unless specifically defined herein, all capitalized terms shall be defined in accordance with the Program Agreement.

     3.4 To the extent that any provision of this Amendment is not enforceable under applicable law, such provision shall be deemed null and void and shall have no effect on the remaining portions of the Amendment or Program Agreement.

     3.5 This Amendment, and all other agreements referred to herein or delivered in connection herewith, shall constitute the entire agreement between the parties relating to the subject matter hereof, and shall rescind all prior agreements and understandings between the parties hereto relating to the subject matters hereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EXCEL SWITCHING CORPORATION                 NATIONSCREDIT COMMERCIAL
                                            CORPORATION

By /s/ Stephen S. Galliker                  By /s/ William P. Gmaz
   ----------------------------                ----------------------------
Its Chief Financial Officer                 Its Senior Vice President